Exhibit T3A.9
ARTICLES OF ORGANIZATION
OF
AMERICAN WEST STEAMBOAT COMPANY LLC
     Pursuant to the Oregon Limited Liability Company Act, the undersigned organizer adopts the following articles of organization:
ARTICLE I
     The name of this limited liability company is and shall be American West Steamboat Company LLC and its duration shall be perpetual.
ARTICLE II
     The limited liability company shall be managed by a manager or managers.
ARTICLE III
     The address of the registered office of this limited liability company is 2300 U.S. Bancorp Tower, 111 S.W., Fifth Avenue, Portland, Oregon 97204; and the initial registered agent of the limited liability company at such address is Mark A. von Bergen.
ARTICLE IV
     The address to which notices, as required by the Oregon Limited Liability Company Act, may be mailed is as follows:
c/o Mark A. von Berger
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland. Oregon 97204
     Page 1 — ARTICLES OF ORGANIZATION

ARTICLE V
     The name and address of the organizer are as follows:
Mark A. von Bergen
2300 U.S. Bancorp Tower
11l S.W. Fifth Avenue
Portland, Oregon 97204
ARTICLE VI
     The period of duration of the limited liability company shall be perpetual.
ARTICLE VII
     This document shall be effective upon filing with tie State of Oregon, Secretary of State, Corporation Division.
     IN WITNESS WHEREOF the undersigned has signed this document on June 1, 1999.

/s/ Mark A. von Bergen
Mark A. von Bergen, Organizer
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Person to Contact about this filing:
Mark A. von Bergen
Weiss, Jensen, Ellis & Howard
2300 U.S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon 97204
(503) 243-2300
(800) 731-1301
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